CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”), made as of December 22, 2012 is by and among CUSTOMERS BANCORP, INC., a Pennsylvania bank (“Bank”), and an individual (“Executive”).

Background

Bank wishes to secure the future services of Executive by providing Executive the severance payments provided in this Agreement as additional incentive to induce Executive to devote Executive’s time and attention to the interests and affairs of the Bank (the “Agreement”).

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.     Employment.     Except strictly to such extent (if any) as may be provided in another agreement between Bank and Executive, Executive shall remain an employee at will of the Bank hereafter. This Agreement is not an employment agreement, but shall only be interpreted as governing the payment of severance, which may be due to Executive upon termination of Executive’s employment with Bank under the specific circumstances described in this Agreement. No provision of this Agreement shall be interpreted to derogate from the power of Bank or its Board of Directors to terminate the employment of the Executive, subject nevertheless to the terms of this Agreement.

2.     Compensation.     The compensation to be paid by Bank to Executive from time to time, including any fringe benefits or other employee benefits, shall not be governed by this Agreement. This Agreement shall not be deemed to affect the terms of any stock options, employee benefits or other agreements between the Bank and Executive.

 3.     Severance Payments upon Termination of Employment After a “Change in Control.” This Agreement does not govern any termination of Executive’s employment with Bank which occurs prior to a “Change in Control” as defined in subsection (e) of this Section. No inference shall be drawn from any provision of this Section concerning the rights and obligations of the parties in connection with a termination of Executive’s employment prior to a Change in Control.

(a)     Termination by Company for Cause or Not for Cause. If Executive’s employment is terminated by Bank (i) for “Cause” (as defined in subsection (c) of this Section) at any time, (ii) with or without Cause prior to a Change in Control, or (iii) more than one (1) year after a Change in Control, Executive shall have no right to any severance under this Agreement due to such termination. If Executive is terminated by Bank within one (1) year after a Change in Control other than for Cause, Executive’s right to a severance payment under this Agreement shall be as set forth in subsection (f) of this Section.

(b)     Termination by Executive for Good Reason or Not for Good Reason. If Executive terminates Executive’s employment with Bank (i) prior to a Change in Control, (ii) more than two years after a Change in Control, or (iii) without “Good Reason” (as defined in subsection (d) of this Section) at any time, Executive shall have no right to any severance under this Agreement due to such termination. If Executive terminates Executive’s employment with Bank for Good Reason within one (1) year after a Change in Control, Executive’s right to a severance payment under this Agreement shall be as set forth in subsection (f) of this Section.

(c)     Definition of “Cause.”     For the purpose of this Agreement, “Cause” means actions of or failure to act by Executive which would authorize the forfeiture of fringe benefits or other remuneration under Executive’s written contract of employment with the Bank or, if there is no written contract of employment, (l) the willful material failure to perform the duties to the Bank

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required of Executive (other than any such failure resulting from incapacity due to physical or mental illness of Executive or material changes in the direction and policies of the Board of Directors of Bank), if such failure continues for fifteen (15) days after a written demand for substantial performance is delivered to Executive by the Bank which specifically identifies the manner in which it is believed that Executive has failed to attempt to perform his or her duties hereunder; (2) the willful engaging by Executive in misconduct materially injurious to the Bank; (3) receipt by the Bank of a notice (which shall not have been appealed by Executive or shall have become final and non-appealable) of any governmental body or entity having jurisdiction over the Bank requiring termination or removal of Executive from his or her then present position, or receipt of a written directive or order of any governmental body or entity having jurisdiction over the Bank (which shall not have been appealed by Executive or shall have become final and non-appealable) requiring termination or removal of Executive from his or her then present position; or (4) personal dishonesty, incompetence, willful misconduct, willful breach of fiduciary duty involving personal profit or conviction of a felony. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered ''willful'' unless done or omitted to be done by Executive in bad faith and without reasonable belief that his or her action or omission was in the best interest of Bank. Any act or omission to act by Executive in reliance upon a written opinion of counsel to Bank shall not be deemed to be willful.

(d)     Definition of “Good Reason.”     For purposes of this Agreement, “Good Reason” shall mean (i) any material reduction in title or a material adverse change in Executive’s responsibilities or authority which are inconsistent with, or the assignment to Executive of duties materially inconsistent with, Executive’s position with the Bank immediately prior to such action; or (ii) any material reduction in Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time.

(e)     Definition of “Change in Control.” For purposes of this Agreement, a “Change in Control” of the Bank shall mean:

(i)    there occurs a merger, consolidation or other business combination or reorganization to which the Bank is a party, whether or not approved in advance by the Board of Directors of the Bank, in which (A) the members of the Board of Directors of the Bank immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of Directors of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (B) the shareholders of the Bank immediately before such transaction do not hold more than fifty percent (50%) of the voting power of securities of the resulting corporation;

(ii)    There occurs a sale, exchange, transfer, or other disposition of substantially all of the assets of the Bank to another entity, whether or not approved in advance by the Board of Directors of the Bank (for purpose of this Agreement, a sale of more than one-half of the branches of the Bank would constitute a Change in Control, but for purposes of this paragraph, no branches or assets will be deemed to have been sold if they are leased back contemporaneously with or promptly after their sale);

(iii)    A plan of liquidation or dissolution is adopted for the Bank; or

(iv)    Any “person” or any group of “persons” (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), as if such provisions were applicable to the Bank, other than the holders of shares of the Bank’s common stock in existence on the date of the Opening for Business, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), as if such rule were applicable to the Bank, directly or indirectly, of securities of the Bank representing 50% or more of the combined voting power of the Bank’s then outstanding securities.

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(f)    Severance.     If Executive is entitled to severance under subsection (a) or (b) of this Section, Bank shall pay as severance to Executive the sum of the following amounts in a single lump sum within 60 days following the date of his termination of employment, subject to all tax withholding obligations of the Bank:

(i)    two hundred percent (200%) of the highest rate of base annual salary that was payable to or for the benefit of Executive at any time during the 12-month period ending on the date of Executive’s termination of employment; and

(ii)    two hundred percent (200%) of the average of the aggregate annual cash bonuses that have been earned by the Executive for performance by the Executive during each of the three (3) most recent fiscal years of the Bank ended with or prior to the date of Executive’s termination of employment. If Executive shall not have been employed by the Bank for three (3) full fiscal years prior to the time the Executive becomes entitled to severance payments under this Section, the average used shall be determined based on the number of full and partial fiscal years of the Bank in which the Executive was so employed and that have ended with or prior to the date of Executive’s termination of employment.

(g)     Any termination of Executive’s employment by Bank or by Executive shall be communicated by a dated, written notice, signed by the party giving the notice, which shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify the effective date of termination. In addition, Executive shall not be considered to have terminated his employment for Good Reason unless he provides such written notice to the Bank within 90 days following the initial existence of a condition creating Good Reason, and upon notice of which the Bank must be provided a period of at least 30 days during which it may remedy the condition and not be required to pay the severance payment.

(h)    Notwithstanding any provision of this Agreement to the contrary, if, as a result of a payment provided for under or pursuant to this Agreement, together with all other payments in the nature of compensation provided to or for the benefit of the Executive under any other plans or agreements in connection with a Change in Control, the Executive becomes subject to excise taxes under Section 4999 of the Code, then the amount of severance to be paid pursuant to this Agreement shall be reduced to the maximum amount allowable without causing Executive to become subject to such excise taxes. Such maximum amount shall be determined by a registered public accounting firm selected by the Compensation Committee of the Board of Directors of the Bank, whose determination, absent manifest error, shall be treated as conclusive and binding.

(i)     It is understood by Executive and Bank that Bank may elect to participate in the Troubled Assets Relief Program (“TARP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) and any subsequent legislation whether heretofore or hereafter enacted (“Subsequent Legislation”) and as implemented by present and future regulations of applicable federal government agencies (“Implementing Regulations”) (the requirements of EESA, ARRA, Subsequent Legislation and Implementing Regulations that may be applicable to the Bank or Executive or the compensation or benefits provided to Executive under this Agreement or otherwise as a result of the Bank's participation in TARP are sometimes referred to herein as the “TARP Provisions”). In that event, if the severance to be provided to Executive pursuant to this Agreement must be reduced, delayed or otherwise modified in order for the Bank to comply with any of the TARP Provisions, as interpreted and implemented by regulations of the U. S. Department of the Treasury and the terms of any contract between Bank or Executive and said Department or any other agency of the federal government (“TARP Requirements”), this Agreement and all such other compensation, benefits and perquisites and agreements relating to any of the foregoing shall

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automatically be deemed amended to cause the Bank to be in compliance at all times with the TARP Requirements. Executive and Bank shall negotiate in good faith to document, by amendment or amendments to this Agreement, the modifications so required, but the parties' failure to reach final agreement shall not negate the provisions of this Section. In consideration for the benefits Executive will receive under this Agreement and potentially as a result of Bank’s participation in TARP, Executive hereby voluntarily waives any claim against the Bank for any changes to Executive's compensation or benefits that are required for Bank to comply with TARP Requirements. This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by any of the TARP Requirements, including without limitation a claim for any compensation or other payments Executive would otherwise receive, any challenge to the process by which any of the TARP Requirements were adopted and any tort or constitutional claim about the effect of any of the TARP Requirements on Executive's employment relationship with Bank. Executive agrees to execute such waivers and other agreements as may be requires by the U.S. Treasury Department in connection with Bank's participation in TARP.

(j)    All obligations under this Agreement are subject to termination by any bank regulatory agency having jurisdiction over Bank in accordance with any applicable provisions of law or regulations granting such authority, but rights of the Executive to compensation earned as of the date of termination shall not be affected.

(k)     Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The severance payment provided for in this Agreement shall not be reduced by any compensation or other payments received by Executive after the date of termination of Executive’s employment from any source.

4.     Payment Obligations Absolute.    Provided that the preconditions for payment set forth in this Agreement are fully satisfied, Bank’s obligation to pay Executive the severance payment provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off counter claim, recoupment, defense or other right which Bank may have against Executive. All amounts payable by Bank hereunder shall be paid without notice or demand.

5.     Executive’s Covenants. As further consideration for the Bank’s willingness to enter into this Agreement and to provide the potential benefits set forth herein, Executive agrees to the restrictions set forth in this Section.

(a)    Executive covenants and agrees that Executive will not at any time, either during his or her employment with the Bank or thereafter, use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential and Proprietary Information (as defined herein), other than to (i) Executive’s attorney or spouse in confidence, (ii) while employed by the Bank, in the business and for the benefit of the Bank, or (iii) when required to do so by a court of competent jurisdiction, any government agency having supervisory authority over the business of the Executive or the Bank or any administrative body or legislative body, including a committee thereof, with jurisdiction.
For purposes of this Agreement, "Confidential and Proprietary Information" shall mean non-public, confidential, and proprietary information provided to the Executive concerning, without limitation, the Bank’s financial condition and/or results of operations, statistical data, products, ideas and concepts, strategic business plans, lists of customers or customer information, information relating to marketing plans, management development reviews, including information regarding the capabilities and experience of the Bank’s employees, compensation, recruiting and training, and human resource policies and procedures, policy and procedure manuals, together with all materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, and other non-public, proprietary and confidential information of the

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Bank; provided, however, that Confidential and Proprietary Information shall not include any information that is known generally to the public or within the industry other than as a result of unauthorized disclosure by the Executive. It is specifically understood and agreed by the Executive that any non-public information received by the Executive during Executive’s employment by the Bank is deemed Confidential and Proprietary Information for purposes of this Agreement. In the event the Executive's employment is terminated for any reason, the Executive shall immediately return to the Bank upon request all Confidential and Proprietary Information in Executive’s possession or control.
(b)    Executive agrees that during his or her employment with the Bank and for a period of twelve (12) months thereafter, unless the Executive obtains the Bank’s prior written permission, which may be granted or denied at the Bank’s sole and absolute discretion, the Executive shall not:
(i)    solicit or divert to any competitor of the Bank or, upon termination of the Executive’s employment with the Bank, accept any business from any individual or entity that is a customer or a prospective customer of the Bank, to the extent that such prospective customer was identifiable as such prior to the date of the Executive’s termination, except that this covenant of non-solicitation shall not apply with respect to anyone who, while having previously been a customer or prospect of the Bank, is no longer a customer or prospect of the Bank at the time of the solicitation; or
(ii)    induce or encourage any officer and/or employee of the Bank to leave the employ of the Bank, hire any individual who was an employee of the Bank as of the date of the termination of the Executive’s, or induce or encourage any customer, vendor, participant, agent or other business relation of the Bank to cease or reduce doing business with the Bank or in any way interfere with the relationship between any such customer, vendor, participant, agent or other business relation and the Bank.
(c)    For a period of twelve (12) months after any resignation or termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, within 25 miles of any office of the Bank, enter into or engage directly or indirectly in competition with the Bank or any subsidiary or other company under common control with the Bank, in any financial services business conducted by the Bank or any such subsidiary at the time of such resignation or termination, either as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder, employee, agent, independent contractor, nor shall Executive assist any other person or entity in engaging directly or indirectly in such competition.

6.     Amendments.     No amendments to this Agreement shall be binding unless in a writing, signed by both parties, which states expressly that it amends this Agreement.

7.     Notices.        Notices under this Agreement shall be deemed sufficient and effective if (i) in writing and (ii) either (A) when delivered in person or by facsimile, telecopier, telegraph or other electronic means capable of being embodied in written form or (B) forty-eight (48) hours after deposit thereof in the U.S. mails by certified or registered mail, return receipt requested, postage prepaid, addressed to each party at such party’s address first set forth above and, in the case of Bank, to the attention of the Chairman of the Board, or to such other notice address as the party to be notified may have designated by written notice to the sending party.

8.     Prior Agreements.    There are no other agreements between Bank and Executive regarding Executive’s employment. This Agreement is the entire agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous discussions, representations, understandings or agreements regarding its subject matter.

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9.     Assigns and Successors.    The rights and obligations of Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Bank and Executive, provided, however, that Executive shall not assign or anticipate any of his rights hereunder, whether by operation of law or otherwise. For purposes of this Agreement, “Bank” shall also refer to any successor to Bank, whether such succession occurs by merger, consolidation, purchase and assumption, sale of assets or otherwise.

10.     Executive’s Acknowledgment of Terms.    Executive acknowledges that he or she has read this Agreement fully and carefully, understands its terms and that it has been entered into by Executive voluntarily. Executive acknowledges that any payments to be made hereunder will constitute additional compensation to Executive.

IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Agreement as of the date first set forth above.

Attest:	Bank:
CUSTOMERS BANCORP, INC.

/s/ Edward Shultz	By:/s/ Richard Ehst
Print Name: Edward Shultz	Print Name: Richard Ehst
Title: Assistant to President	Title: President
Witness:	Executive:
/s/ Brett V. Long	/s/ Kenneth A. Keiser
Print Name: Brett V. Long	Print Name: Kenneth A. Keiser

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